UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 5, 2015
Date of Report (Date of earliest event reported)

DIAMANTE MINERALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55233	27-3816969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

203 - 1634 Harvey Ave Kelowna, British Columbia, Canada V1Y 6G2
(Address of principal executive offices)

250-860-8599
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 - OTHER EVENTS

Item 8.01       Other Events

On June 5, 2015, Diamante Minerals, Inc. (the "Company") issued an update, by way of a press release, on its Mineracao Batovi Diamond Project. As previously announced, the Company is party to a joint venture agreement dated November 20, 2014, as amended, with Mineracao Batovi Ltda. ("Mineracao"), a Brazilian mineral exploration company which is majority-owned by geologist Charles Fipke, for the exploration, financing and, if warranted, development of a diamond exploration project located to the north of Parantinga in Mato Grosso, Brazil (the "Project"). The joint venture agreement contemplates, among other things, the establishment of a new corporation ("Newco") in Brazil, and the contribution by the Company of $1,000,000 in cash to Newco in return for a 20% equity interest. Due to certain regulatory requirements in Brazil, the Company and Mineracao have determined that it is preferable to use Mineracao as the joint venture company and that the $1,000,000 contribution by the Company would go directly to Mineracao as the owner of the claims comprising the Project.

In advance of the Company's investment, Mineracao was required to undergo an audit, which has now been completed. Legal counsel in Brazil is presently working to effect a transfer of ownership in Mineracao, which is expected later this year, following which time, the Company will own 20% of the joint venture. Mr. Fipke already has invested approximately $4 million specifically in the project.

Both the Company and Mineracao believe that the region in which the Project is located has demonstrated high prospectivity for diamonds. The area of claims is 271,044 acres.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibits.
Exhibit Number	Description
99.1	News release of Diamante Minerals, Inc. dated June 5, 2015*

* Filed herewith

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DIAMANTE MINERALS INC.
DATE: June 5, 2015	By: /s/ Chad Ulanksy Chad Ulanksy Chairman and Chief Executive Officer

4.